Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma combined financial statements are presented to illustrate the estimated effects of the acquisition by Universal Technical institute Inc., a Delaware corporation (the “Company”), of Concorde Career Colleges, Inc., a Delaware corporation (“Concorde”) which was completed on December 1, 2022, and the effects of the Company’s New Revolving Credit Facility, entered into on November 18, 2022.

Under the terms of the stock purchase agreement, the Company acquired all of the issued and outstanding shares of capital stock of Concorde for a base purchase price of $50.0 million, less $1.3 million of net adjustments, for total cash consideration paid of $48.7 million (the “Acquisition”). As a result of the transaction contemplated by the purchase agreement, Concorde is now a wholly owned subsidiary of the Company. The Acquisition was funded with available cash on hand at December 1, 2022, the source of which was from borrowings under the Company's secured revolving credit facility entered into on November 18, 2022.

The Acquisition is being accounted for as a business combination using the acquisition method of accounting with the Company as the accounting acquirer in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the respective purchase price for the Acquisition will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Acquisition.

The following unaudited pro forma combined financial statements illustrate the effects of the Acquisition and the effects of the Company’s new secured revolving credit facility. The unaudited pro forma combined statements of operations for the fiscal year ended September 30, 2022 includes the effect of the Pro Forma Transaction assuming it took place on October 1, 2021, the beginning of the earliest period presented. The unaudited pro forma combined statements of operations for the fiscal year ended September 30, 2022 combines the Company’s unaudited consolidated statement of operations for the fiscal year ended September 30, 2022 with Concorde’s unaudited consolidated statement of operations for the twelve months ended September 30, 2022, (which combines the unaudited period from October 1, 2021 through December 31, 2021 with the unaudited nine months ended September 30, 2022). The unaudited pro forma combined balance sheet as of September 30, 2022, gives effect to the acquisition as if it took place on September 30, 2022, and combines the unaudited consolidated balance sheet of the Company as of September 30, 2022, with Concorde’s unaudited consolidated balance sheet as of September 30, 2022.

The unaudited pro forma combined financial information was prepared in accordance with the requirements of Article 11 of Regulation S-X, in accordance with SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses (“Release No. 33-10786”). Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma combined financial information. The unaudited pro forma financial statements are provided for illustrative purposes only and does not purport to represent what the actual combined results would have been had the Acquisition and related financing transaction occurred on the dates indicated above, nor are they necessarily indicative of future combined results of operations. The unaudited pro forma statements of operations neither reflect the costs of any integration activities nor the synergies and benefits that may result from realization of any anticipated revenue growth or operational efficiencies expected to result from the acquisition of Concorde. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information.

The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma combined financial information should be read in conjunction with the Company’s historical consolidated financial statements contained in its 2022 Annual Report on Form 10-K filed with the SEC on December 12, 2022 and the historical and combined financial statements of Concorde and accompanying notes filed as exhibits to this Form 8-K/A.

UNIVERSAL TECHNICAL INSTITUTE, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2022

	Historical		Transaction Accounting Adjustments		Reclassification Adjustments		Revolving Credit Facility Adjustments		Pro Forma Combined September 30, 2022
	September 30, 2022	September 30, 2022
	UTI	Concorde	(Note 6)		(Note 4)		(Note 8)
CURRENT ASSETS
Cash and cash equivalents	$66,452	$37,495	$(48,726)	6(a)			$89,516	8(a)	$144,737
Restricted cash	3,544	—			1,689	4(a)			5,233
Held-to-maturity investments	28,918	—							28,918
Receivables, net	16,450	—			11,248	4(b)			27,698
Accounts and notes receivable, net		9,880			(9,880)	4(b)			—
Other accounts receivable	—	84			(84)	4(b)			—
Notes receivable, current portion	5,641	—							5,641
Prepaid expenses	6,139	4,782							10,921
Refundable income taxes	—	1,284			(1,284)	4(b)			—
Other current assets	8,809	—							8,809
Total Current Assets	135,953	53,525	(48,726)		1,689		89,516		231,957

Property, and equipment, net	214,292	30,410	(3,581)	6(b)					241,121
Goodwill	16,859	—	9,321	6(c)					26,180
Intangible assets	14,215	—	4,069	6(d)	731	4(c)			19,015
Restricted cash deposits	—	1,689			(1,689)	4(a)			—
Notes receivable, less current portion	30,231	4,787			(4,787)	4(d)			30,231
Right-of-use assets for operating leases	132,038	75,180							207,218
Deferred tax assets, net	3,365	3,568	231	6(e)					7,164
Other assets	5,958	1,145			4,056	4(c,d)	484	8(b)	11,643
TOTAL ASSETS	$552,911	$170,304	$(38,686)		$—		$90,000		$774,529

	Historical		Transaction Accounting Adjustments		Reclassification Adjustments		Revolving Credit Facility Adjustments		Pro Forma Combined September 30, 2022
	September 30, 2022	September 30, 2022
	UTI	Concorde	(Note 6)		(Note 4)		(Note 8)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$63,504		$2,170	6(h)	$20,960	4(e)			$86,634
Accounts payable	—	12,161			(12,161)	4(e)			—
Accrued liabilities	—	2,552			(2,552)	4(e)			—
Accrued salaries and wages	—	5,969			(5,969)	4(e)			—
Deferred revenue	54,223	—			20,589	4(f)			74,812
Prepaid tuition	—	20,589			(20,589)	4(f)			—
Accrued tool sets	3,176	—							3,176
Operating lease liability, current portion	12,959	11,642							24,601
Long-term debt, current portion	1,115	615							1,730
Other current liabilities	2,745	—							2,745
Federal student financial assistance liability	—	278			(278)	4(e)			—
Total Current Liabilities	137,722	53,806	2,170		—		—		193,698

LONG-TERM LIABILITIES
Operating lease liability	129,302	72,660							201,962
Long-term debt	66,423	5,152					90,000	8(b)	161,575
Other liabilities	4,067	—							4,067
TOTAL LIABILITIES	$337,514	$131,618	$2,170		$—		$90,000		$561,302

	Historical		Transaction Accounting Adjustments		Reclassification Adjustments	Revolving Credit Facility Adjustments	Pro Forma Combined September 30, 2022
	September 30, 2022	September 30, 2022
	UTI	Concorde	(Note 6)		(Note 4)	(Note 8)
SHAREHOLDERS' EQUITY
Commitments and contingencies	$—	$—					$—
Common stock, Class A	—	1	(1)	6(f)			—
Common stock, Class B	—	9	(9)	6(f)			—
Common stock, $0.0001 par value, 100,000 shares authorized, 33,857 shares issued, and 33,775 shares outstanding as of September 30, 2022	3	—					3
Preferred stock, $0.0001 par value, 10,000 shares authorized; 676 shares of Series A Convertible Preferred Stock issued and outstanding as of September 30, 2022, liquidation preference of $100 per share	—	—					—
Paid-in-capital - common	148,372	81,237	(81,237)	6(f)			148,372
Paid-in-capital - preferred	66,481	—					66,481
Treasury stock, at cost, 82 shares as of September 30, 2022	(365)	—					(365)
Retained deficit	(1,307)	(42,561)	40,391	6(g,h)			(3,477)
Accumulated other comprehensive income	2,213	—					2,213
Total shareholders' equity	215,397	38,686	(40,856)		—	—	213,227
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$552,911	$170,304	$(38,686)		$—	$90,000	$774,529

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

UNIVERSAL TECHNICAL INSTITUTE, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED SEPTEMBER 30, 2022

	Historical		Transaction Accounting Adjustments		Reclassification Adjustments	Revolving Credit Facility Adjustments		Pro Forma Combined September 30, 2022
	September 30, 2022	September 30, 2022
	UTI	Concorde	(Note 7)		(Note 5)	(Note 8)
Revenues	$418,765	$199,367						$618,132
Operating expenses:
Educational services and facilities	207,233	—	(2,740)	7(a,b)	124,205			328,698
Selling, general and administrative	189,158	—	2,170	7(e)	66,879			258,207
Instruction costs and services	—	61,571			(61,571)			—
Selling and promotional	—	30,335			(30,335)			—
General and administrative	—	91,518			(91,518)			—
Provision for uncollectible accounts	—	7,660			(7,660)			—
Total operating expenses	396,391	191,084	(570)		—	—		586,905
Income from operations	22,374	8,283	570		—	—		31,227
Other (expense) income:
Interest income	507	479						986
Interest expense	(2,002)	(566)				(6,047)	8(b)	(8,615)
Other expense	(438)	—						(438)
Total other expense	(1,933)	(87)	—		—	(6,047)		(8,067)
Income (loss) before income taxes	20,441	8,196	570			(6,047)		23,160
Income tax benefit (expense)	5,407	(2,285)	(143)	7(c)		1,512	8(c)	4,491
Net income	25,848	5,911	427		—	(4,535)		27,651
Preferred stock dividends	(5,159)							(5,159)
Income available for distribution	20,689	5,911	427		—	(4,535)		22,492
Income allocated to participating securities	(7,847)		(684)	7(d)				(8,531)
Net income available to common shareholders	$12,842	$5,911	$(257)		$—	$(4,535)		$13,961

	Historical		Transaction Accounting Adjustments	Reclassification Adjustments	Revolving Credit Facility Adjustments	Pro Forma Combined September 30, 2022
	September 30, 2022	September 30, 2022
	UTI	Concorde	(Note 7)	(Note 5)	(Note 8)

Earnings per share
Net income per share - basic	$0.39					$0.42
Net income per share - diluted	0.38					0.41

Weighted average number of shares outstanding:
Basic	33,218					33,218
Diluted	33,743					33,743

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The accompanying unaudited pro forma combined financial information of the Company was prepared in accordance with Article 11 of SEC Regulation S-X. The September 30, 2022, unaudited pro forma combined balance sheet gives effect to the pro forma adjustments necessary to reflect the transaction as if it had occurred on September 30, 2022. The unaudited pro forma combined statement of operations gives effect to the pro forma adjustments to reflect the transaction as if it had occurred on October 1, 2021. The unaudited pro forma adjustments related to the transaction are based on available information and assumptions that management believes are directly attributable to the transaction and factually supportable.

The Company has concluded that the Acquisition represents a business combination pursuant to ASC 805. The Company has completed a preliminary external valuation analysis of the fair value of Concorde’s assets acquired and liabilities assumed. Using the total consideration for the transaction, the Company has preliminarily allocated the purchase price to such assets and liabilities as of the acquisition date, December 1, 2022. These preliminary purchase price allocations have been used to prepare pro forma adjustments in the unaudited pro forma financial statements. The final purchase price allocations will be determined when the Company has completed the detailed valuations, other studies and necessary calculations. The final purchase price allocations could differ materially from the preliminary purchase price allocations. The final purchase price allocations may include changes to leases, intangible assets, goodwill and other assets and liabilities based on the results of certain valuations and other studies that have yet to be completed.

Upon completion of the Acquisition, the Company is in the process of performing a comprehensive review of Concorde’s accounting policies. As a result of the review, the Company may identify additional differences between the accounting policies of the two companies, which when conformed, could have a material impact on the unaudited pro forma combined financial information. Based on a preliminary analysis, the Company did not identify any differences that would have a material impact on the unaudited pro forma combined financial information other than certain pro forma reclassifications which are described in Note 4 and Note 5. The reclassifications are necessary to present Concorde’s financial statements consistent with the Company’s financial statement presentation. Accordingly, this unaudited pro forma combined financial information assumes there are no material differences in accounting policies between the companies except for those reclassifications discussed below.

The unaudited pro forma combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Acquisition and new secured revolving credit facility had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the Acquisition, the costs to integrate the operations of the Company and Concorde or the costs necessary to achieve these cost savings, operating synergies, and revenue enhancements.

Note 2 - Description of the Transactions

The unaudited pro forma combined financial statements are presented to illustrate the estimated effects of the following transactions:

Stock Purchase Agreement

On May 3, 2022, the Company entered into a stock purchase agreement with Concorde. On December 1, 2022, the Company completed the acquisition contemplated by the previously announced stock purchase agreement.

Concorde is a leading provider of industry-aligned healthcare education programs in fields such as nursing, dental hygiene and medical diagnostics. Concorde operates 17 campuses across eight states with approximately 7,600 students, and offers its programs in ground, hybrid and online formats. The Acquisition aligns with the Company’s growth and diversification strategy, which is focused on offering a broader array of high-quality, in-demand workforce education solutions which both prepare students for a variety of careers in fast-growing fields and help close the country's skills gap by leveraging key industry partnerships.

Under the terms of the stock purchase agreement, the Company acquired all of the issued and outstanding shares of capital stock of Concorde from the Seller for a base purchase price of $50.0 million, less $1.3 million in net adjustments, for total cash consideration paid of $48.7 million. As a result, Concorde is now a wholly-owned subsidiary of the Company. The consideration paid was funded by a new secured revolving credit facility entered into on November 18, 2022 which is described further below.

Description of the New Revolving Credit Facility

In connection with and in contemplation of the Acquisition, on November 18, 2022, the Company entered into a credit agreement with Fifth Third Bank, National Association (“Lender”) together referred to as the Loan Parties, to extend a revolving credit facility to the borrower to provide funds necessary for the purpose of providing working capital financing, funds for other general corporate purposes and funds for all or part of the Acquisition (the “Credit Agreement”). Under the Credit Agreement, the Company obtained a $100.0 million senior secured revolving credit facility with Fifth Third Bank, a national banking association for a term of three years (the “New Revolving Credit Facility”), unless earlier terminated pursuant to the terms and conditions set forth in the Credit Agreement. The New Revolving Credit Facility also includes a $20.0 million sub facility that is available for letters of credit, and it also includes certain debt financing fees as further described in Note 7. Concurrent with, and as a condition to, the New Revolving Credit Facility, the Loan Parties executed a Guaranty and Security Agreement for the benefit of the Lender, pursuant to which the Loan Parties (a) guaranteed the payment obligations of the Company under the Credit Agreement, and (b) secured the payment obligations of the Company with the assets of the Loan Parties (subject to certain exceptions).

The Credit Agreement provides that the revolver will amortize on an interest-only basis during its term with principal able to be borrowed, re-paid and re-borrowed throughout the term of the New Revolving Credit Facility and with the outstanding principal due and payable at maturity. Advances made under the New Revolving Credit Facility will bear interest at a floating rate equal to, at the Company’s option, either (a) the Base Rate, which is a variable rate equal to the greater of: (i) 3.5%, or (ii) the rate that the lender publicly announces, publishes or designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office, or (b) the Tranche Rate, which is a variable rate equal to the greater of (i) 0%, or (ii)  the Secured Overnight Financing Rate (“SOFR”) relating to quotations for one (1) or three (3) months, as selected by the Company or as otherwise set pursuant to the terms of the Credit Agreement, as applicable, plus, in the case of any Term SOFR loan, an adjustment equal to 0.10% if the interest period is one (1) month and 0.15% if the interest period is three (3) months. Interest in the case of Tranche Rate loans will be increased by an applicable margin that varies from 1.75% up to 2.25% based on the Company’s then-current total leverage ratio.

The Company is subject to certain customary affirmative and negative covenants under the Credit Agreement for financing and for the New Revolving Credit Facility, including financial covenants such as total leverage ratio, a fixed charge coverage ratio, and a quick ratio. In addition, the Company is required to maintain a financial responsibility composite score of at least 1.4 as of the end of the fiscal year ending September 30, 2023, and of at least 1.5 as of the end of any fiscal year thereafter. Lastly, the Company is subject to a “clean off” provision, under which within the first 20 months after the initial draw under the New Revolving Credit Facility, the amount outstanding on the New Revolving Credit Facility will not exceed $20.0 million for a single 30 consecutive day period.

Note 3 – Preliminary Purchase Price Allocations

The Acquisition, which closed on December 1, 2022, resulted in the Company acquiring all of the issued and outstanding shares of capital stock of Concorde for a base purchase price of $50.0 million, less $1.3 million of net adjustments, for total cash consideration paid of $48.7 million. The Company acquired both the operations and property and equipment of Concorde.

The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a final measurement. The Company is in the process of completing the valuations and other studies and will finalize the allocation of consideration as soon as practicable, but in no event later than one year following the closing date of the Acquisition. The assets and liabilities of Concorde have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable based on information that is currently available. Accordingly, the transaction related adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements prepared in accordance with Article 11 of Regulation S-X. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The Company has performed a preliminary valuation analysis of the fair value of Concorde's assets and liabilities. The following table sets forth a preliminary allocation of the cash consideration to the identifiable assets acquired and liabilities assumed of Concorde based on Concorde’s unaudited consolidated balance sheet as of December 1, 2022, with the excess recorded to goodwill (in thousands):

Cash and cash equivalents	$30,064
Restricted cash	1,689
Accounts receivable	10,814
Prepaid expenses	3,490
Other current assets	828
Property and equipment	26,829
Operating lease right-of-use assets	71,912
Goodwill	10,133
Intangibles	4,800
Deferred tax assets	3,799
Other assets	4,997
Total assets acquired	169,355
Accounts payable and accrued expenses	(15,762)
Deferred revenue	(16,471)
Operating lease liability, current portion	(11,720)
Long-term debt, current portion (1)	(630)
Other current liabilities	(208)
Long-term debt (1)	(5,037)
Operating lease liability, net of current portion	(70,801)
Total liabilities assumed	(120,629)
Net assets acquired	$48,726

(1)    Long-term debt consists of one lease classified as a finance lease under ASC 842.

Factors that contributed to a purchase price resulting in the recognition of goodwill includes Concorde’s strategic fit into the Company’s growth and diversification strategy, which is focused on offering a broader array of high-quality, in-demand workforce education solutions which both prepare students for a variety of careers in fast-growing fields and help close the country's skills gap by leveraging key industry partnerships. None of the goodwill is expected to be deductible for tax purposes. Goodwill is reviewed at least annually for impairment, or more frequently if there are indicators of impairment, which might result from the deterioration in the operating performance of acquired businesses, adverse market conditions, adverse changes in applicable laws or regulations and a variety of other circumstances. Any resulting impairment charge is recognized as an expense in the period in which impairment is identified.

The Company previously early-adopted ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, therefore no reclassification adjustments were made to deferred revenue. In addition, Concorde early adopted ASU 2016-13, Financial Instruments—Credit Losses, during 2022 and concluded there was no impact associated with the adoption of the new standard.

Note 4 – Accounting policies and reclassification adjustments for the Consolidated Balance Sheet

Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma combined financial information are those set out in the Company’s 2022 Annual Report on Form 10-K filed with the SEC on December 12, 2022. The Company is in the process of reviewing the accounting policies of Concorde to ensure conformity of such accounting policies to those of the Company and, as a result of that review, the Company may identify differences among the accounting policies of the two companies, that when conformed, could have an impact on the consolidated financial statements. The Company has identified the new accounting policy noted below.

New Significant Accounting Policy for Retail Installment Contract Receivables

Concorde currently and historically offers certain students retail installment contracts for payment of their tuition that is not covered by federal student financial aid or other funding sources. The retail installment contracts are due to Concorde from current and former students and are generally due over a period of one to two years and bear interest ranging from 0 percent to 15 percent. Due to the fact that there is no interest imposed on certain of the retail installment contracts, primarily while students are actively completing their selected programs, we calculate the imputed interest expense on the retail installment contracts. However, the imputed interest expense is not considered material for such retail installment contracts and therefore not recorded. Retail installment contract receivables are recorded at amortized cost less an allowance for credit losses that are not expected to be recovered. The allowance for credit losses is recognized at inception and is reassessed each reporting period. The short-term portion of the retail installment contract receivable and related allowance for credit losses are included in “Receivables, net” while the long-term portion of the retail installment contract receivable and related allowance for credit losses is presented in “Other assets” on our consolidated balance sheet.

Reclassification Adjustments

Certain reclassification adjustments have been made to the unaudited pro forma combined financial information below, these represent the reclassification of balance sheet accounts at Concorde to conform to the presentation used by the Company.

a)Reflects the reclassification adjustment of Concorde “Restricted cash deposits” to “Restricted cash” to conform to the presentation used by the Company.

b)     Reflects the reclassification adjustment of Concorde “Accounts and notes receivable, net,” “Other accounts receivable,” and “Refundable income taxes” to “Receivables, net” to conform to the presentation used by the Company. The current portion of the retail installment contract receivables is presented in “Receivables, net.” See note (d) below for additional details on the retail installment contracts receivable.

c)    Reflects the reclassification adjustment of Concorde intangible assets previously included in “Other assets” to “Intangible assets” to conform to the presentation used by the Company.

d)     Reflects the reclassification adjustment of Concorde “Notes receivable, less current portion” to “Other assets” to conform to the presentation used by the Company. The balance represents the long-term portion of Concorde’s retail installment contract receivables. The current portion of the retail installment contract receivables is presented in “Receivables, net.”

Additionally, includes the reclassification adjustment of Concorde intangible assets previously included in “Other assets” to “Intangible assets” to conform to the presentation used by the Company.

Reclassify the long-term portion of retail installment contracts receivable	$4,787
Reclassify intangible assets	(731)
Net adjustment to Other assets	$4,056

e)     Reflects the reclassification adjustment of Concorde “Accounts payable,” “Accrued liabilities,” “Accrued salaries and wages,” and “Federal student financial assistance liability” to “Accounts payable and accrued expenses” to conform to the presentation used by the Company.

Reclassify Accounts payable	$12,161
Reclassify Accrued liabilities	2,552
Reclassify Accrued salaries and wages	5,969
Reclassify Federal student financial assistance liability	278
Net adjustment to Accounts payable and accrued expenses	$20,960

f)    Reflects the reclassification adjustment of Concorde “Prepaid tuition” to “Deferred revenue” to conform to the presentation used by the Company.

Note 5 - Accounting policies and reclassification adjustments for the Consolidated Income Statement

The accounting policies used in the preparation of this unaudited pro forma combined financial information are those set out in the Company’s 2022 Annual Report on Form 10-K filed with the SEC on December 12, 2022. The Company is in the process of reviewing the accounting policies of Concorde to ensure conformity of such accounting policies to those of the Company and, as a result of that review, the Company may identify differences among the accounting policies of the two companies, that when conformed, could have a material impact on the consolidated financial statements.

Certain reclassification adjustments have been made to the unaudited pro forma combined financial information below, these represent the reclassification of income statement accounts at Concorde to conform to the presentation used by the Company.

Operating expenses reclassified to Educational services and facilities:
Instruction costs and services	$61,571
Selling and promotional	10,299
General and administrative	44,675
Provision for uncollectible accounts	7,660
Total	$124,205

Operating expenses reclassified to Selling, general and administrative:
Selling and promotional	$20,036
General and administrative	46,843
$66,879

Note 6 - Unaudited Pro Forma Combined Balance Sheet

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of September 30, 2022.

a)Reflects the adjustment to cash of $48.7 million, which would have been financed through borrowings under the New Revolving Credit Facility, if the transaction closed on September 30, 2022.

b)Reflects the purchase price accounting adjustment of property and equipment and finance leases based on the acquisition method of accounting as shown in thousands:

Elimination of Concorde's property and equipment —carrying value	$(30,410)
Property and equipment —fair value	27,501
Financing right of use assets – unfavorable market value reduction	(672)
Net adjustment to property and equipment	$(3,581)

c)Reflects the preliminary goodwill for the estimated acquisition consideration in excess of the fair value of the net assets acquired in connection with the Acquisition. Refer to Note 3 for additional information on the goodwill expected to be recognized.

d)Reflects the preliminary purchase accounting adjustment for estimated intangible assets based on the acquisition method of accounting as shown in thousands. The estimated useful lives for trademarks, trade names and curriculum were determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Accreditations and regulatory approvals are integral to operations of the Company and will be renewed as needed and used indefinitely.

Elimination of Concorde's intangibles assets - carrying value	$(731)
Intangible assets - fair value	4,800
Net adjustment to intangible assets	$4,069

Intangible Assets	Fair Value	Useful Life
Accreditations and regulatory approvals	$ 2,800	Indefinite
Trademarks and trade names	500	10 years
Curriculum	1,500	3-5 years
	$ 4,800

e)This adjustment reflects deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on applicable statutory tax rates for the jurisdictions associated with the respective estimated purchase price allocation. The originating net DTA is primarily related to the preliminary purchase price allocation associated with fair value adjustments to: Property and Equipment and ROU asset, offset by DTL for acquired intangible assets without tax basis. The estimate of net DTAs is preliminary and is subject to change based upon the Company’s final determination of the fair value of assets acquired and liabilities assumed, by jurisdiction including the final allocation across such legal entities and related jurisdictions.

f)Represents the elimination of the net parent investment in Concorde as follows (in thousands):

	Common Stock	Paid-in-capital - common
Elimination of historical Concorde equity	$(10)	$(81,237)

g)Reflects the following adjustments to retained deficit:

Elimination of Concorde's historical retained deficit	$42,561
Accrual for transaction costs incurred by the Company post September 30, 2022 and transaction costs expected to be incurred by the Company	(2,170)
Net adjustment to retained deficit	$40,391

h)Represents an adjustment to accounts payable and accrued expenses for the transaction costs incurred by the Company between October 1, 2022 and December 1, 2022 and future transaction costs expected to be incurred by the Company. Such transactions expenses relate to legal, financial advisory and other professional fees related to the Acquisition which are not expected to reoccur.

Note 7 - Unaudited Pro Forma Combined Statements of Operations

The following adjustments have been made to the accompanying unaudited pro forma combined statement of operations for the twelve months ended September 30, 2022.

a)Reflects the adjustment to record new amortization expense based on the fair value of the identifiable acquired intangible assets (in thousands).

	Fair Value	Useful Life	Amortization Expense
Accreditations and regulatory approvals	$ 2,800	Indefinite	$—
Trademarks and trade names	500	10 years	50
Curriculum	1,500	3-5 years	300
	$ 4,800		350
Historical amortization expense			(287)
Transaction accounting adjustments to amortization			$63

b)Reflects the depreciation expense adjustment resulting from the fair value adjustment of the property and equipment acquired from Concorde. The estimated fair value of the property and equipment was lower than Concorde’s carrying value, therefore depreciation expense would decrease. The adjustment below eliminates historical depreciation expense, records new depreciation expense based on the fair value of the property and equipment acquired. Pro forma depreciation expense related to property and equipment is calculated using the straight-line method. Furniture and equipment are depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method. Leasehold improvements are amortized over the shorter of their estimated useful life or terms of the related leases using the straight-line method.

Recognition of annual depreciation expense based on fair value of property and equipment on a straight-line basis	$4,368
Elimination of historical depreciation expense	(7,171)
Transaction accounting adjustment to depreciation expense	$(2,803)

c)Reflects the net transaction adjustment impact to pretax book income at the estimated U.S. federal and state statutory income tax rate of 25%.

d)Reflects adjustment to the income allocated to participating securities as of September 30, 2022, as if the acquisition had occurred on October 1, 2021. The Company calculates earnings per share pursuant to the two-class method. The two-class method uses net income available to common shareholders and assumes conversion of all potential shares other than the participating securities. Under the two-class method all earnings, distributed and undistributed, are allocated to common shares and participating securities based on their respective rights to receive dividends. See Note 9 for a table which summarizes the computation of earnings per share.

e)Represents an adjustment to selling, general and administrative expenses for the transaction costs incurred by the Company between October 1, 2022 and December 1, 2022 and future transaction costs expected to be incurred by the Company. Such transactions expenses relate to legal, financial advisory and other professional fees related to the Acquisition which are not expected to reoccur.

Note 8 – New Revolving Credit Facility Adjustments

To finance the acquisition, the Company completed a borrowing of $90 million under the New Revolving Credit Facility. Approximately $48.7 million of the $90 million in proceeds from the New Revolving Credit Facility were used to fund the acquisition. The remaining proceeds will be used to support both current and future business needs, which may include working capital management, supporting internal initiatives, acquisition and other activities related to the Company’s growth and diversification strategy. The unaudited pro forma combined financial statements reflect the following adjustments related to the financing:

a)Reflects the New Revolving Credit Facility funding in thousands as described in Note 2 and the payment of debt issuance costs.

Cash proceeds from the revolving credit facility	$90,000
Debt issuance costs paid	(484)
Net adjustment to cash and cash equivalents	$89,516

b)Reflects the new long-term debt from the New Revolving Credit Facility to fund the Acquisition. In executing the New Revolving Credit Facility, the Company incurred $0.5 million in debt issuance costs which have been recorded in “Other assets.” At the June 18, 2015, EITF meeting, the SEC staff confirmed that ASC 835-30, as amended by ASU 2015-03, “does not address the presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements” and announced that it would “not object to an entity deferring and presenting [such] costs as an asset and subsequently amortizing the . . . costs ratably over the term of the line-of-credit arrangement.” Under the method outlined by the SEC staff, an entity presents unamortized debt issuance costs associated with a line-of-credit or revolving-debt arrangement as an asset even if the entity currently has a recognized debt liability for amounts outstanding under the arrangement. Further, the entity amortizes such costs over the life of the arrangement irrespective of whether it repays previously drawn amounts.The following tables summarizes the borrowings under the revolving credit facility and impact of the amortization of the debt issuance costs (in thousands):

	Principal Outstanding	Blended Interest Rate	Unamortized Debt Issuance Costs Presented in Other Assets	Net Cash Proceeds
Revolving Credit Facility	$ 90,000	6.54%	$ (484)	$89,516

	Term	Short-Term Debt	Long-Term Debt
Revolving Credit Facility	3 Year	$ -	$ 90,000

Pro Forma Year Ended September 30, 2022
Interest expense on anticipated borrowings	$5,886
Amortization of debt issuance costs	161
Net adjustment to interest expense	$6,047

c)Reflects the income tax benefit of the interest expense at the estimated U.S. federal and state statutory income tax rate of 25%.

A sensitivity analysis on interest expense for the year ended September 30, 2022, has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest would have on the new debt. The following tables shows the change in interest expense in thousands for the New Revolving Credit Facility:

Interest Rate
Senior Secured Revolving Credit Facility (Revolver)	3-month SOFR + 2.00% Margin + .15% Credit Spread Adjustment

Pro Forma Year Ended September 30, 2022
Interest expense assuming:
Increase of 12.5 basis points	$113
Decrease of 12.5 basis points	(113)

Note 9 - Earnings Per Share

Represents the earnings per share for the year ended September 30, 2022 calculated using the historical basic and diluted weighted average shares outstanding as a result of the pro forma adjustments. There were no shares issued in connection with the Acquisition. The following table summarizes the computation of basic and diluted earnings per common share under the two-class, as well as the anti-dilutive shares excluded (in thousands, except share per share data):

Basic pro forma earnings per common share:
Pro forma net income	$27,651
Less: Preferred stock dividend declared	(5,159)
Income available for distribution	22,492
Pro forma income allocated to participating securities	(8,531)
Pro forma net income available to common shareholders	13,961

Weighted average basic shares outstanding	33,218

Basic pro forma income per common share	$0.42

Diluted pro forma earnings per common share:
Method used:	Two-class
Pro forma net income available to common shareholders	$13,961

Weighted average basic shares outstanding	33,218
Dilutive effect related to employee stock plans	525
Weighted average diluted shares outstanding	33,743

Diluted pro forma income per common share	$0.41